ENER1, INC. COMPLETES FINANCIAL RESTRUCTURING
AND EMERGES FROM CHAPTER 11

NEW YORK (March 30, 2012)—Ener1, Inc. (the “Company”) today announced it has completed its financial restructuring and successfully emerged from Chapter 11 bankruptcy as a privately-held company. The U.S. Bankruptcy Court in the Southern District of New York confirmed the Company’s Plan of Reorganization (the “Plan”) on February 28, 2012, and the Plan became effective on March 30, 2012.

Alex Sorokin, Ener1’s interim-CEO said, “We have emerged from bankruptcy with significantly less debt, more working capital and a stronger financial position to enable us to compete more effectively in pursuing business opportunities to provide energy storage solutions for electric grid, transportation and industrial applications. We are grateful for the strong support of our primary investors, customers, employees and suppliers throughout this process."

The Company restructured its long-term debt and secured an infusion of up to $86 million of new equity funding, which will support the continued operation of Ener1’s subsidiaries. In addition to the new equity funding, the holders of the existing senior notes, the convertible notes and a line of credit have restructured their debt in a partial debt-for- equity exchange.

In accordance with Ener1’s prior announcements, and as provided for by the Plan, Ener1’s common stock (which had traded over the counter with the symbol HEVV) was cancelled effective as of March 30, 2012, and Ener1 will no longer be an SEC reporting company. Holders of the cancelled common stock did not receive any distribution of any kind under the Plan.

The Company issued new shares of preferred stock in consideration of the new equity funding that will flow into the Company and in repayment of the debtor-in-possession loan received by the Company in connection with the restructuring. The existing senior notes were exchanged for a combination of cash, new common stock and new notes, while the convertible notes were exchanged for a combination of cash and new common stock. The amount due under the existing line of credit was cancelled in exchange for new common stock.

Court documents filed in the Chapter 11 Case (other than documents filed under seal or otherwise subject to confidentiality protections) are accessible at www.nysb.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856 or online at http://pacer.psc.uscourts.gov.

About Ener1, Inc.

Ener1, Inc. is a holding company for several energy storage technology subsidiaries, which develop solutions for applications in the electric utility, transportation and industrial electronics markets. For more information, visit Ener1's web site at www.ener1.com.

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CONTACTS:

Brian Sinderson
Ener1, Inc.
brian.sinderson@ener1.com
317.585.3494